AGREEMENT

      THIS AGREEMENT is made and entered into as of this 24th day of February, 2005, by and between Interpharm, Inc., having its principal place of business at 75 Adams Avenue, Hauppauge, New York, 11788 ("Interpharm"), and Tris Pharma, Inc., having its principal place of business at 2033 Route 130, Suite D, Monmouth Junction, NJ 08852 ("Tris").

                                    RECITALS

      A. Interpharm is engaged in, among other things, the manufacture and supply of finished drug products;

      B. Tris is engaged in, among other things, research and product development of generic pharmaceutical products;

      C. Interpharm and Tris desire to establish a relationship pursuant to which Tris will transfer research and technology to Interpharm which it will use to develop and manufacture the pharmaceutical products listed herein; and

      D. Interpharm and Tris desire to establish a relationship pursuant to which they will share the profits, if any, relating to the sale of the products listed herein.

      In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Interpharm and Tris hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

      1.2 "ANDA" shall mean the Abbreviated New Drug Application for a Product filed with the FDA by Interpharm, and any supplements thereto.

      1.3 "API" shall mean the active pharmaceutical ingredient for a Product.

      1.4 "Award or Settlement" shall refer to any award or settlement that is received by a Party in connection with a Tris Infringement Claim, Litigation Costs, Judgment or other law suit or arbitration proceeding that is prosecuted or defended by a Party with respect to any Product that exceeds, (i) in the case of Tris, Tris Litigation Costs that have not been previously recovered by Tris and (ii) in the case of Interpharm, Litigation Costs and Judgments that have not been previously recovered by Interpharm. In the case where a Party receives non-monetary consideration (such as future product rights, preferential pricing arrangements, etc.) as part of such award or settlement, the fair market value of such non-monetary compensation shall be included for purposes of this definition; provided, however, that in the case where a Party seeks consent from the other Party prior to entering into a settlement, the former Party, as part of such consent request, must provide to the Party from which consent is sought reasonably detailed information with respect to all of the proposed terms of the award or settlement and, on the basis of such information, such other Party must, prior to providing the consent sought, provide written notice advising the Party seeking such consent that it believes that there is non-monetary compensation involved in the proposed settlement in order to maintain any right under this definition to add any value for non-monetary compensation. Should the Parties be unable to reach agreement on the existence of or value of any non-monetary compensation, the issue shall be submitted to binding arbitration in accordance with the provisions of Section 8.2.

      1.5 "Commercialization" shall mean all activities that are undertaken during the term of this Agreement that relate to the use of Commercially Reasonable efforts for the commercial manufacture, marketing, and sale of a Product in the Territory, including advertising, education, planning, marketing, promotion, distribution, market and product support studies for the Products in the Territory.

      1.6 "Commercially Reasonable" shall mean a party's reasonable efforts and diligence in accordance with its normal business, economic, legal, medical and scientific judgment, taking into account the competitiveness of the marketplace, the proprietary position of a Product, the regulatory structure involved, the profitability of a Product, and other relevant factors including, without limitation, technical, legal, scientific, medical, economic or other related factors.

      1.7 "Competitive Product" means, with respect to any Product, the generic AB rated product equivalent to the branded Product listed in Exhibit A.

      1.8 Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party, including all Product Details and this Agreement. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.


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

      1.9 "Development Costs" with respect to a Product, shall mean the costs and expenses incurred by Interpharm in connection with obtaining an ANDA or other Regulatory Approval for such Product, including, but not limited to, all third party consultants retained through the development process, research and development, pre-formulation, formulation, bio-equivalence, validation, issuance, submission, costs and expenses of Third Party Experts incurred by Interpharm in connection with the retention of a Third Party Expert with respect to the Product Schedule or Product Details for a Product, and Other Development Costs. With respect to all internal costs and expenses, (i) until the quarter beginning July 1, 2007, (a) Interpharm shall provide quarterly estimates of such costs to Tris and (b) shall provide annual statements of actual costs with a reasonably detailed breakdown of such costs for each fiscal year ended June 30 and, (ii) beginning with the quarter ending September 30, 2007, Interpharm shall provide the statement of actual costs referred to in (b) above on a quarterly basis. In addition, (i) the statements referred to in (i)(b) and (ii) above shall be binding on Interpharm in that, Interpharm acknowledges that it will not change those numbers and (ii) such statements shall be subject to audit in accordance with the provisions of Section 4.4.

      1.10 "Development Schedule" shall mean a reasonably detailed plan for development of a Product, including delivery dates for the Product Details, the scale-up, commencement of bioequivalency studies, submission and launch of the Product, to the Project Management Committee and Interpharm.

      1.11 "Direct Labor and Benefits" shall mean that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production of a Product which can be identified with or charged to the Product.

      1.12 "Direct Sales" shall mean any sales of a Product by Interpharm or an Interpharm Affiliate to a retail customer, wholesaler, distributors, repackager, reseller, managed care organization, governmental entity or governmental agency.

      1.13 "Exempted Settlement" shall mean any settlement entered into by Interpharm with respect to a Product (i) if, in Interpharm's good faith judgment, Interpharm believes such settlement is necessary to avoid paying Losses or (ii) after a Judgment has been rendered against Interpharm; provided, that such Judgment is not limited solely to restricting Interpharm's ability to Commercialize a Product.

      1.14 "DMF" shall mean the Drug Master File for the API for a Product, as the same may be amended or supplemented from time to time, filed in the Territory.

      1.15 "FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

      1.16 "GMP" shall mean current Good Manufacturing Practices promulgated by the FDA.

      1.17 "Infringement Claim" shall mean any claim, legal action or lawsuit, other than a Tris Infringement Claim, commenced by a third party against Interpharm or Tris which in any way, directly or indirectly, relates to the infringement of such party's intellectual property by a Product or the Commercialization of a Product.

      1.18 "Initial Payment" shall mean payment of a total of $750,000 to be made by Interpharm to Tris, inclusive of $375,000 received by Tris from Interpharm prior to the date of this Agreement.

      1.19 "Intellectual Property Costs" shall mean all expenses incurred by Interpharm, of any kind with respect to intellectual property relating to a Product, including, but not limited to, legal, filings, investigation or research or consultation with third-party experts, to the extent not included in Litigation Costs.

      1.20 "Interpharm Award or Recovery" shall refer to any (i) Reimbursed Insurance Recovery and (ii) Award or Settlement that is paid to Interpharm by a third party other than Tris, and that is not affiliated with Interpharm or Tris.

      1.21 "Judgments" shall mean all judgments rendered against Interpharm or an Interpharm Affiliate relating to an Infringement Claim or product liability claim relating to a Product, including any interest, costs, attorneys' fees or other monies awarded in connection with such judgments.

      1.22 "Litigation Costs" shall mean all actual costs and expenses, including contingency fees or contingent arrangements, incurred by Interpharm in connection with a Patent Challenge litigation relating to a Product, or in connection with defending an Infringement Claim, including, but not limited to attorneys' fees, expert witnesses, court costs and other related expenses.

      1.23 "Losses" shall mean any liabilities, damages, costs or expenses, including reasonable attorney's fees, incurred by either party which arise from any claim, lawsuit or other action by a third party.

      1.24 "Manufacturing Costs" shall mean, with respect to a Product, the actual cost of manufacturing a Product, including the cost of Materials, Direct Labor and Benefits, and Manufacturing Overhead, all determined in accordance with U.S. Generally Accepted Accounting Principles. Manufacturing Costs shall include, to the extent applicable, the cost to Interpharm of having some portion or all of the Manufacturing Process performed by a third party. Interpharm shall provide Tris with quarterly statements of Manufacturing Costs within sixty (60) days of the end of each calendar quarter.

      1.25 "Manufacturing Overhead" shall include all operating expenses incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations, with respect to a Product, including indirect labor, related payroll taxes, employee benefits, depreciation, taxes, insurance, rent, repairs and maintenance, supplies, utilities, and factory administrative expenses. The allocable portion of the operating expenses shall be determined by taking the total output of a Product during the applicable period divided by Interpharm's total solid oral dosage manufactured products and multiplying the result by the total amount of solid oral dosage products manufacturing overhead for the applicable period. Manufacturing Overhead shall exclude selling, general and administrative, research and development, and, to the extent not included by Interpharm in cost of goods sold, interest expenses and all debt service payments of Interpharm (it being understood that only interest expenses and debt service payments which are related to manufacturing may be included in Manufacturing Overhead).

      1.26 "Materials" means those items that form an integral and direct part of a Product and are necessary for its production, as well as cartons, labels and package inserts.

      1.27 "Net Profits" for each Product, shall mean the gross invoice sales of such Product to third parties, collected by Interpharm, les the following deductions:

            1.27.1 Manufacturing Costs;

            1.27.2 Insurance premiums related to such Product;

            1.27.3 The Sales and Marketing Deduction;

            1.27.4 Third Party Fees relating to such Product;

            1.27.5 any statutory or contractual liability for rebates to be paid to any government entity, including but not limited to, rebates to be paid pursuant to Medicaid rebate legislation and state and local government rebate programs;

            1.27.6 cash discounts;

            1.27.7 any adjustments for allowances or credits for returned Product, damaged Product, commercial rebates, promotional allowances given in lieu of price adjustments, chargebacks, shelf stock adjustments, trade discounts or any similar and then customary discounts, credits or adjustments, whether or not such commercial rebates, or trade discounts are paid directly to the customer;

            1.27.8 actual freight, shipping and insurance costs incurred by Interpharm;

            1.27.9 any tax, excise or other government charge upon a Product or measured by the production, sale, transportation or delivery of such Product;

            1.27.10 actual bad debts; and

            1.27.11 all costs incurred as the result of any recall, field correction, market withdrawal, stock recovery, or other similar action with respect to such Product. To the extent such costs are recovered by Interpharm, they shall be added to Net Profits upon receipt by Interpharm.

      1.28 "Other Development Costs" with respect to a Product, shall mean all legal expenses of any kind (including, but not limited to, any costs associated with work performed by non-legal personnel and obtaining legal opinions) incurred in connection with the development of a Product through in house employees, outside counsel or consultants or third party services, that are not otherwise included in Litigation Costs or Intellectual Property Costs. Other Development Costs shall also include Intellectual Property Costs and any other expenses incurred with respect to a Product that Interpharm determines were necessary or advisable for the development of a Product.

      1.29 "Patent Challenge" shall mean an ANDA filed under in section 505(j)(2)(A)(vii) of the Federal Food, Drug and Cosmetic Act containing a certification that a patent is invalid or will not be infringed by the manufacture, use, or sale of the drug product for which the ANDA is submitted.

      1.30 "Product Details" shall mean all properties, Specifications and formulations relating to a Product, including, specifications and formulations of the API, and all properties, specifications, formulations and manufacturing processes for the finished product necessary for a technology transfer of the Product to Interpharm. Product Details shall not be considered complete until a Product successfully passes a bioequivalence study. Product Details shall also include such advice and counseling regarding information provided by Tris as may be reasonably required by Interpharm.

      1.31 "Product Plan" shall mean a reasonably detailed plan to develop and Commercialize a Product and delivery of Product Details to the Project Management Committee, all actions necessary to obtain an ANDA or other Regulatory Approval, including, but not limited to, research and development, pre-formulation, formulation, bioequivalency, validation, submission, pre-litigation, sales and marketing and regulatory approvals. With respect to the Commercialization of a Product, the Product Plan shall include such sales reports, annual sales forecasts, and sales and operations planning reports as may be reasonably requested by the PMC or the representatives thereof of either party. The Product Plan shall also encompass the following items which shall be discussed by the Project Management Committee (but shall be decided by Interpharm in the event that the PMC is unable to reach a consensus):

            1.31.1 Selecting the API suppliers (including auditing them) and providing the APIs and related substances, impurities and technical packages/dossiers of the Products; and

            1.31.2 Clinical studies and testing of the Products.

      1.32 "Products" shall mean the generic finished dosage pharmaceutical form of the products listed on Exhibit A annexed hereto.

      1.33 "Project Management Committee" or "PMC" shall mean a committee comprised of two representatives each from Interpharm and from Tris, who shall review and discuss issues with respect to the Product Plan and Development Schedule, and which shall meet regularly to discuss the progress of the development of the Products, through and including Commercialization. At least one of each party's representatives must be present at the meeting or by telephone. To the extent that the PMC is required or otherwise empowered to make any decision or take any action under the terms of this Agreement, unless otherwise stated herein, in the event that the representatives of Interpharm and Tris are unable to reach a decision, Interpharm shall have the right to make the final decision. Notwithstanding the foregoing, or anything to the contrary contained herein, Interpharm may, at its sole and absolute discretion, make, and/or override any and all decisions to be made by the PMC hereunder, and, (i) if the Interpharm representatives have attempted to call a meeting of the PMC at least twice with at least five (5) days notice and, (ii) in each case, the Tris representatives have not attended such meeting, make any decision regardless of whether a meeting of the PMC has been held with respect to such decision.

      1.34 "Quarterly Payments" shall mean a series of payments from Interpharm to Tris every ninety (90) days beginning on the ninetieth day after the Initial Payment until the Tris Total Payments equal $3,750,000. Each Quarterly Payment shall be $400,000, except for the final Quarterly Payment, which shall be $200,000.

      1.35 "Regulatory Approval" shall mean the ANDA or other approvals, licenses, registrations, or authorizations of any Regulatory Authority, necessary for the manufacture, use, storage, import, transport and sale of a Product in the Territory.

      1.36 "Regulatory Authority" shall mean any governmental department, agency or regulatory body responsible for issuing a Regulatory Approval and/or monitoring or enforcing applicable laws, regulations and rules with respect to the sale and manufacture of pharmaceutical products.

      1.37 "Reimbursed Insurance Recovery" shall mean any recovery of insurance proceeds by a Party, on account of a Tris Infringement Claim, Litigation Costs or Judgment that (i) in the case of Tris, are in respect to Tris Litigation Costs that have not been previously recovered by Tris and (ii) in the case of Interpharm, are in respect to Litigation Costs or Judgments that have not been previously recovered by Interpharm.

      1.38 "Sales and Marketing Deduction" for each Product, shall mean three percent (3%) of the gross invoice sales of such Product.

      1.39 "Set Aside" shall mean an amount of money equal to ten percent (10%) of the Net Profits earned with respect to a Product which is to be used solely to repay and/or reimburse Interpharm and Tris as set forth elsewhere in this Agreement.

      1.40 "Specifications" shall mean the specifications required to obtain an ANDA and/or Regulatory Approvals for a Product based on an NDA or other specifications of an innovator product and as contained in the DMF for the API unless changes are required as described in the United States or other applicable Pharmacopoeia, as such specifications may be amended at the request of the FDA or other applicable Regulatory Authority or by mutual agreement of the Parties from time to time.

      1.41 "Territory" shall mean the United States, and its territories and possessions, including Puerto Rico.

      1.42 "Third Party Expert" shall mean any pharmaceutical expert designated by either of the Parties to provide advice with respect to any issues relating to any Development Schedule or Product Details. The cost of any Third Party Experts shall be paid by the retaining party but shall then be reimbursed from the Set Aside.

      1.43 "Third Party Fees" shall mean, with respect to any Product, all fees of any kind incurred by Interpharm whether through its own employees or to a third party to continue or assist with development of a Product in the event of a Product Failure (as defined in Section 2.10 below), including, but not limited to Interpharm hiring an employee for such purpose, delegating one or more employees, or Interpharm making payments of cash or profit sharing or royalties to a third party. For the purpose of clarity, (i) Third Party Fees shall not include any expenses which would have been paid by Interpharm with respect to a Product pursuant to the terms of this Agreement had there not been a Product Failure; and (ii) no Third Party Fees shall be included in the definition of Development Costs.

      1.44 "Total Tris Payments" shall mean the Initial Payment plus the total of all Quarterly Payments as of a particular date.

      1.45 "Tris Award or Recovery" shall refer to any (i) Reimbursed Insurance Recovery and (ii) Award or Settlement that is paid to Tris by a third party other than Interpharm, and that is not affiliated with Tris or Interpharm.

      1.46 "Tris Infringement Claim" shall mean any legally actionable claim which arises from another party's infringement of any Tris Intellectual Property.

      1.47 "Tris Intellectual Property" shall mean any patent owned or held by Tris which relates to a Product or is part of the Product Details.

      1.48 "Tris Litigation Costs" shall mean all actual and reasonable costs and expenses incurred by Tris in connection with a Tris Infringement Claim.

      1.49 "Tris Reimbursable Set Aside" shall mean, with respect to any Product, the Second Source Cost for such Product and the cost incurred by Tris in connection with the retention of a Third Party Expert with respect to the Development Schedule or Product Details for a Product.

                                   ARTICLE II

             DEVELOPMENT; COOPERATION; PROJECT MANAGEMENT COMMITTEE

      2.1. Development Overview. The following provisions relate to the overall responsibility of the parties and the PMC for the development of the Products:

            2.1.1 Tris shall be responsible for delivery of all Product Schedules and Product Details for the Products to the PMC. Tris shall deliver the Development Schedule for each Product by April 1, 2005. The development of each Product and the Product Plan, shall be reviewed by the PMC. During the development and regulatory review of a Product, the PMC shall meet at the call of either Party, and as required under this Agreement, at a mutually acceptable location, or by telephone. Each Party shall bear its own costs with respect to participation in the PMC. Once the Product Details are received by the PMC, the PMC shall review and discuss: (i) all development decisions regarding the Product, including, but not limited to, clinical trials and Regulatory Approvals, Patent Challenges and (ii) deciding whether to defend, and the defense of, Infringement Claims.


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

            2.1.2 In the case of any potential patent litigation (including any litigation arising in connection with a Patent Challenge), Interpharm shall keep the PMC apprised of (i) whether it will defend an Infringement Claim and the defense of such claim, and whether it will prosecute, and prosecution of, a Tris Infringement Claim and (ii) whether it will proceed with, and/or proceeding with, a Patent Challenges.

            2.1.3 In the case of a Tris Infringement Claim, if Interpharm elects not to prosecute such a Claim, Tris shall have the right to prosecute the Claim on its own. In that event, (i) Tris shall keep Interpharm reasonably apprised of the progress and status thereof on an ongoing basis; and (ii) Tris shall have the right to recover the Tris Litigation Costs associated with such litigation in accordance with Section 3.1.1, below; provided, however, that (i) such litigation relates to one or more Products, and (ii) the infringement underlying the Tris Infringement Claim would adversely affect Interpharm's Commercialization of a Product.

      2.2 Development Schedules. By April 1, 2005, Tris shall deliver to the PMC and Interpharm the Development Schedule for each Product for their review and for Interpharm's approval. In the event that Interpharm shall not approve the Development Schedule for a Product, Tris and Interpharm shall meet and in good faith discuss the reasons for the failure to approve and a method to resolve the basis for non-approval. In the event that the Parties are unable to agree on a method to resolve the basis for non-approval, Interpharm shall provide to Tris a written explanation of the reasons for disagreement. Thereafter, each Party shall have the right to retain a Third Party Expert to assist in the evaluation of the issue in dispute. In such event, the Third Party Experts shall provide to each Party's representative on the PMC their recommendation and analysis on such disputed issue in writing, including a reasonably detailed explanation for such decision. Interpharm mayconsider the recommendations of the Third Party Experts but shall have the right to make the final decision with respect to such issue in its sole and absolute discretion. The parties shall make a good faith effort to resolve the issue in dispute within thirty (30) days (from the point that the dispute arose).

      2.3 Product Details. Within thirty (30) days prior to the dates for final delivery of the Product Details for each Product, Tris shall submit such Product Details to the PMC and to Interpharm for their review and Interpharm's approval. In the event that Interpharm shall not approve the Product Details for a Product, Tris and Interpharm shall meet and in good faith discuss the reasons for the failure to approve and a method to resolve the basis for non-approval. In the event that the Parties are unable to agree on a method to resolve the basis for non-approval, Interpharm shall provide to Tris a written explanation of the reasons for disagreement. Thereafter, each Party shall have the right to retain a Third Party Expert to assist in the evaluation of the issue in dispute. In such event, the Third Party Experts shall provide to each Party's representative on the PMC their recommendation and analysis on such disputed issue in writing, including a reasonably detailed explanation for such decision. Interpharm may consider the recommendations of the Third Party Experts but shall have the right to make the final decision with respect to such issue in its sole and absolute discretion.


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

      2.4 Regulatory Approvals and Launch. Upon delivery by Tris of final Product Details approved by Interpharm, Interpharm shall use its Commercially Reasonable efforts to obtain Regulatory Approval and Commercialize the Products.

      2.5 Commercialization of Products; PMC Review and Input. Following the launch of a Product, the PMC shall:

            2.5.1 monitor the progress and results of the marketing, sale and distribution of the Product;

            2.5.2 review and discuss the sales and operations plans for such Product; and

            2.5.3 monitor and discuss the competitive dynamics of the market for the Product and the ongoing financial viability of the Product;

it being understood, however, that, except as qualified in Section 2.6 below, Interpharm shall have the final decision-making authority with respect to such Commercialization issues.

      2.6 Loss Leader. Interpharm shall not sell a Product as a loss leader, or otherwise cause its or an Affiliate's sales of another product to benefit at the expense of a Product. For purposes of this Section 2.6, the term "loss leader" shall refer to a situation in which a Product is sold for the primary purpose of benefiting sales of one or more products other than Products on terms that are materially less favorable than terms that could otherwise have been obtained if the Product had not been sold for such purpose.

      2.7 Exclusivity.

            2.7.1 Tris' Exclusivity Obligation. Tris shall not cooperate with any other person or entity with respect to the manufacture, supply or distribution of a Product in the Territory without the prior written consent of Interpharm during the term of this Agreement. For the avoidance of doubt, Tris may not provide Product Details for a Product to any person or entity outside the Territory if such person or entity intends to, or will sell Products in the Territory. Tris shall take Commercially Reasonable steps to ensure that other parties do not sell Products in the Territory, including, but not limited to, requiring such other parties to agree not to do so and taking Commercially Reasonable actions to enforce such agreements. In the event that Products or Product Details are sold in the Territory in contravention of this Agreement, Tris hereby agrees that it shall pay over to Interpharm the greater of all profits earned with respect to such Products and Product Details or the amount of Interpharm's lost profits as determined by the amount of Products sold in contravention of this Section.

            2.7.2 Interpharm's Exclusivity Obligation.

                  2.7.2.1 Interpharm hereby covenants not to in-license, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in the Territory during the Term. Notwithstanding the foregoing, if Interpharm or an Interpharm Affiliate acquires an entity or all or substantially all of the assets of an entity and such assets include, a Competitive Product, Interpharm shall use its Commercially Reasonable efforts to divest itself of such Competitive Product within one-hundred and twenty (120) days of the closing of such acquisition (subject to any binding commitments to customers), if such Competitive Product is not being sold commercially at such time. If, however, any sales of a Competitive Product are made, Tris shall be entitled to payment by Interpharm of Net Profits (determined on the same basis under this Agreement as in the case of the sale of the Product to which the Competitive Product relates) from the sales of such Competitive Product.


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

                  2.7.2.2 Interpharm hereby covenants that it will not, without the prior written authorization of Tris, utilize the Product Details delivered hereunder to: (i) promote or actively solicit sale of a Product or advertise a Product, outside of the Territory; (ii) purchase or cause to be purchased a Product which Interpharm has represented, directly or indirectly, as being for the purpose of sale in the Territory for sale in any other country outside the Territory; or (iii) knowingly sell or distribute for resale a Product purchased hereunder to a third party who intends to sell outside of the Territory.

                  2.7.2.3 Interpharm hereby covenants that, except with respect to an Exempted Settlement, it will not assign, waive or license to a third party, any exclusivity rights that it may have with respect to a Product without the written consent of Tris.

      2.8 The Parties' Responsibilities.

            2.8.1 Interpharm's Responsibilities. In addition to its responsibilities set forth above, Interpharm shall be responsible for:

                  2.8.1.1 Making the following payments to Tris. In the event that Interpharm fails to make any of the following payments, Tris's sole remedy shall be the commencement of an arbitration in accordance with Section 8.2:

                        2.8.1.1.1 the Initial Payment; and

                        2.8.1.2.2 the Quarterly Payments.

                  2.8.1.2 Testing of API samples for the microbial samples during development.

                  2.8.1.3 Payment for all clinical studies and testing of the Products.

                  2.8.1.4 Supplying to Tris samples of the branded, and if applicable, generic, versions of the Products which Tris is requested to develop.

                  2.8.1.5 Obtaining and maintaining all necessary Regulatory Approvals.

                  2.8.1.6 Obtaining all applicable regulatory state and local approvals for the manufacture of Product, for filing all periodic reports and notifications as required by the regulatory authorities and for instituting and maintaining such stability and sample retention programs as are required by applicable law.


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

                  2.8.1.7 At the written request of Tris, delivered at any time following the receipt of tentative or final approval of the ANDA, using Commercially Reasonable efforts to amend or supplement, as the case may be, the ANDA for a Product to qualify a second production source ("Second Source"); provided, however, that such qualification does not, as determined by Interpharm, in good faith, interfere with final Regulatory Approval or Commercialization of a Product. The costs of any such qualification ("Second Source Costs") shall be paid by Tris but shall then be recoverable by Tris from the Set Aside.

                  2.8.1.8 The Commercialization of a Product in the event that all necessary Regulatory Approvals are obtained; provided, however, that in the event of a Patent Challenge with respect to a Product, Interpharm shall have no obligation for Commercialization of the Product unless and until one hundred eighty (180) days have passed since the later of (i) a favorable final non-appealable appellate decision with respect to the Patent Challenge and (ii) final Regulatory Approval. Notwithstanding the foregoing, Interpharm shall obtain Tris' written consent, which consent shall not be unreasonably withheld,
(i) in the event that Interpharm wishes to assign, license or waive its right to market or distribute a Product or (ii) market or distribute such Product other than through Direct Sales. In addition, in the event that there is a pending litigation relating to a Product at the time of Commercialization or if Interpharm reasonably believes it would not be Commercially Reasonable to Commercialize a Product (a "Marketing Halt") of the threat of litigation, Interpharm shall have no obligation to Commercialize such Product. A Marketing Halt shall not result in a Production Cut-Off, as defined below. In the event of a Marketing Halt, Interpharm shall promptly provide written materials to Tris supporting its decision for a Marketing Halt, including, but not limited to, materials from inside and outside counsel to Interpharm to the extent that the disclosure of the materials will not waive any applicable privilege.

                  2.8.1.9 Interpharm shall manufacture, fill, package, label and warehouse a Product in conformity with GMP, the ANDA and all applicable laws and regulations; provided, however, that if Interpharm determines, in its sole and absolute discretion, that it no longer wishes to manufacture and supply a Product (a "Production Cut-off"), it may cease doing so with no penalty hereunder, provided, however, that Interpharm must provide written notice to Tris immediately upon making its decision to effect a Production Cut-off. If Interpharm has not resumed manufacturing and selling the Product within ninety
(90) days thereafter, and confirmed that fact in writing to Tris, Tris shall have the right to have the Product manufactured at a Second Source and to sell and distribute, or arrange for the sale and distribution of, such Product manufactured by such Second Source. All net profits generated form the sale of a Product manufactured by such Second Source shall be split between the Parties equally. Notwithstanding the delivery of a Production Cut-off notice, Interpharm shall have the right to resume manufacturing and selling the Product on a non-exclusive basis (on the same Net Profit split as before) upon the delivery of written notice from Interpharm to Tris. For the purpose of clarity, a Production Cut-Off shall not result from a Marketing Halt and shall only result from a situation where Interpharm has the ability to produce and market a Product on Commercially Reasonable terms, and without violating any law or regulation, but chooses not to do so.

                  2.8.1.9 Payment of all costs of a Patent Challenge.

                  2.8.1.10 Performing an analysis of all Products to determine whether a Product will infringe on the intellectual property of another party (an "IP Analysis"). Interpharm shall perform an IP Analysis after receipt from Tris of the Product Details for a Product. In the event that Interpharm determines that a Product, as formulated in the Product Details, infringes the intellectual property of another party, it shall provide written notice, along with written materials supporting its analysis, and shall make its counsel available to discuss such analysis with Tris' counsel. Interpharm shall have no obligation to disclose any written materials that would result in the waiver of any privilege. Notwithstanding the foregoing, in the event that the Parties do not resolve the infringement issue within thirty (30) days of the receipt of the written notice set forth in the previous sentence, Interpharm may, in its sole and absolute discretion, require that Tris reformulate the Product and Tris shall use its Commercially Reasonable best efforts to do so.

                  2.8.1.11 Keeping the Project Management Committee apprised of all litigation relating to the Products and all IP Analyses.

      2.9 Tris's Responsibilities. In addition to the responsibilities set forth above, Tris shall be responsible for:

            2.9.1 payment of all costs for research and development and developing the Product Details with respect to a Product;

            2.9.2 keeping thorough and accurate records, in a good scientific manner and, to the extent reasonably practicable, in separate laboratory notebooks distinct from other work being conducted by Tris, of all activities in connection with the development of the Products and, on reasonable notice, making such records available to Interpharm. All such records shall be deemed to be confidential information under Article VII, below;

            2.9.3 maintaining the Tris Intellectual Property; and

            2.9.4 deciding whether to prosecute a Tris Intellectual Property Claim of which Tris becomes aware and which is not otherwise being prosecuted under the terms of this Agreement.

      2.10 Failure of or Failure to Deliver Product Details. In the event that Tris shall fail to deliver a Product Schedule or any Product Details in accordance with the terms of this Agreement, or the Product Details for a Product fail to meet the requirements set forth in this Agreement (a "Product Failure"), Interpharm may continue development of the Product using such portions of the Product Details that have been delivered and can be used. In the case where Interpharm elects to continue development of such Product, it may do so in any manner that it, in its sole and absolute discretion, deems appropriate, including, without limitation, hiring employees internally, delegating responsibilities to existing employees and having a third party conduct the needed work.

                                   ARTICLE III

                 PROFIT SHARING, EXPENSE RECOVERY AND SET ASIDE

      3.1. Profit Sharing. The Parties hereby agree, that for the purpose of clarity, Net Profits shall be calculated for _____________separate from all other Products as a group.

            3.1.1 Calculation of Net Profits.

                  3.1.1.1 Prior to any allocation and distribution or Set Aside of Net Profits to the Parties in accordance with the remainder of this Article III, one third (1/3) of Net Profits from all Products under this Agreement as a whole shall be allocated for the recovery of Litigation Costs, Judgments, Losses and Tris Litigation Costs as set forth hereafter ("Allocated Recovery Costs"). Allocated Recovery Costs shall be paid to each Party pro rata based on each Party's share of the aggregate of all unreimbursed Litigation Costs, Judgments, Losses and Tris Litigation Costs. For the sake of clarity, Allocated Recovery Costs shall only be paid to a Party to the extent that such Party has unreimbursed Allocated Recovery Costs that have been previously incurred.

                  3.1.1.2 Any Tris Award or Recovery relating to a Product shall be deducted dollar for dollar against any amounts owed to Tris pursuant to this
Article III as of the time collected or when any non-monetary benefit referred to in Section 1.4 is realized.

                  3.1.1.3 Any Interpharm Award or Recovery relating to a Product shall be added to Net Profits for such Product for purposes of this Article III at the time collected or when any non-monetary benefit referred to in Section
1.4 is realized.

            3.1.2 _____________.

                  3.1.2.1 Set Aside. With respect to _____________, the Set Aside shall be distributed to the Parties pro rata based on each Party's share of the aggregate of all of the Initial Payment, Development Costs and the Tris Reimbursable Set Aside for _____________until the aggregate of the Set Aside for _____________is equal to the sum of the Initial Payment plus all Development Costs plus the Tris Reimbursable Set Aside relating to _____________.

                  3.1.2.2 Profit Distribution. After the Set Aside, each Party shall be entitled to 50% of the remaining Net Profits, if any, from the sales of
__________.

            3.1.3 Other Products.

                  3.1.3.1 Set Aside. With respect to all Products other than _____________("Non-DS Products"), the Set Aside shall be distributed to the Parties pro rata based on each Party's share of the aggregate of all of the Quarterly Payments, all Non-DS Product Development Costs and the non-DS Product Tris Reimbursable Set Aside for the Non-DS Products until the aggregate of the Set Aside for the Non-DS Products is equal to the sum of the Quarterly Payments plus all Non-DS Product Development Costs plus the Non-DS Products Tris Reimbursable Set Aside.

                  3.1.3.2 Profit Distribution. After the Set Aside, each Party shall be entitled to 50% of the remaining Net Profits, if any, from the sales of Non-DS Products.

                  3.1.4 Distribution of Net Profits. Within ten (10) business days of the end of each month, Interpharm shall provide to Tris a calculation of the Net Profits due to it based on monies actually collected and received by it (the "Net Profit Statement") along with the payment of Tris' share of Net Profits due. In the event that Interpharm fails to make any payment of Net Profits, Tris's sole remedy shall be the commencement of an arbitration in accordance with Section 8.2.

                                   ARTICLE IV

                       FURTHER OBLIGATIONS OF THE PARTIES

      4.1. Regulatory File Maintenance. Interpharm shall be solely responsible for maintaining the ANDA and all other applicable FDA approvals and registrations to permit the sale of Product.

      4.2. Facility Qualification. Interpharm shall take all Commercially Reasonable actions to qualify (and thereafter to maintain qualification of the facility (or facilities) at which Interpharm will manufacture Product hereunder, as required under applicable law.

      4.3. Adverse Reactions; Recall. In the event Interpharm believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to a Product (a "Recall"), Interpharm shall have sole discretion to make all decisions with respect to such events. Any and all costs related to a Recall shall be borne by Interpharm.

      4.4 Audit Rights Tris shall have the right at any time and from time to time to nominate a firm of independent certified public accountants to have access to the financial records of Interpharm relating to Products to verify, at Tris' expense, Net Profits. In the event that the auditing accountant finds that Interpharm's calculation of Net Profits, varies from the actual amounts by more than five percent (5%), Tris shall provide Interpharm with notice of the variance. Interpharm shall have thirty (30) days from the receipt of such notice to analyze the variance. At the conclusion of the thirty (30) say period, Interpharm shall either (i) pay the cost of that audit and any monies owed as a result of the variance with interest at five percent (5%) per annum on such amount for the period of time that the variance existed or (ii) provide Tris written notice of any disagreement Tris' position (the "Interpharm Notice"). In the event that Tris disagrees with the Interpharm Notice, then Tris's sole remedy shall be commencement of an arbitration in accordance with Section 8.2.

                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      5.1. Representations and Warranties by each Party. Each Party hereby represents and warrants to the other party as follows:

            5.1.1 Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

            5.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

            5.1.3 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.

      5.2 Additional Representations, Warranties and Covenants by Tris. Tris hereby represents, warrants and agrees with Interpharm that all Product Details provided to, and to be provided to Interpharm, are and will be true and accurate in all respects and will include use of only pharmaceutically accepted products listed in the IIG Guide or GRAS (Generally Recognized as Safe) products.

                                   ARTICLE VI

                        LICENSE AND INTELLECTUAL PROPERTY

      6.1. License. Tris hereby grants to Interpharm a royalty free license in the Territory to use all technology, discoveries, patent applications, patents, ANDAs, know-how and inventions relating to a Product or any Product Details ("Tris Intellectual Property") for a Product (the "License"). Interpharm may use or exploit the License for any purpose whatsoever, provided, however, that Interpharm may not use any patented Tris Intellectual Property for any purpose other than for the Products.

                                   ARTICLE VII

                      CONFIDENTIALITY AND PUBLIC DISCLOSURE

      7.1. Confidentiality. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use a Product, or as may be required under applicable federal securities laws, each Party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department or outside counsel. Neither Party shall, during the period of this Agreement or for five (5) years thereafter, without the other party's express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

      7.2. Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party's performance hereunder will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

                                  ARTICLE VIII

                      TERM; ARBITRATION OF CERTAIN DISPUTES

      8.1. Term. Unless sooner terminated as provided in this Agreement, this Agreement shall remain in effect as long as Interpharm continues to sell any of the Products.

      8.2 Arbitration Procedure. The Parties hereby agree that only Sections 2.8.1.1, 3.1.1, 3.1.4 and 4.4 of this Agreement shall be subject to arbitration. Any arbitration shall be conducted in accordance with the following provisions:

            8.2.1 Any Party seeking to commence an arbitration hereunder shall send a written notice providing the facts underlying the potential arbitration to the other Party. The Parties shall then make a good faith effort to settle the dispute. In the event that the dispute is not settled within thirty (30) days of delivery of the notice, the Party that delivered the notice may commence an arbitration hereunder;

            8.2.2 Arbitrations shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA") by three arbitrators at a AAA facility in New York City;

            8.2.3 The costs of the arbitration and of the Parties in conducted the arbitration, including reasonable attorneys' fees, shall be borne by the losing Party;

            8.2.4 Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement;

            8.2.5 Any arbitration award rendered in accordance with the provisions of this Section 8.4 shall be final and binding upon the concerned Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. The arbitrators shall be instructed that any such arbitration shall be completed and an arbitration award issued within three (3) months following the commencement thereof.

      8.3 Liquidated Damages. In the event that Interpharm fails to pay a final arbitration award in favor of Tris within thirty (30) days of the rendering of the final award, Interpharm shall pay to Tris liquidated damages of $20,000 in addition to the award. The Parties acknowledge and agree that the sums payable hereunder are liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by Tris is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Tris in the event that a final arbitration award is not paid promptly, and (iii) the Parties are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm's length.

      8.4 Termination by Either Party for Cause. This Agreement may be terminated prior to the expiration of the Term by either Party if the other Party is subject to a Chapter 7 or other liquidation bankruptcy, dissolution or winding-up of operations (other than dissolution or winding up for the purposes or reconstruction or amalgamation)

      8.5 Effect of Termination.

            8.5.1 Upon termination of the Agreement by Tris with respect to a particular Product, the following shall occur:

                  8.5.1.1 All rights and licenses granted to Interpharm for such particular Product shall terminate immediately;

                  8.5.1.2 Interpharm shall have no further rights hereunder in the particular Product, and the ANDA for such Product shall revert and be transferred to Tris, subject to Interpharm's option to sell off existing inventory of such particular Product for two (2) years after the termination date;

            8.5.2 Upon termination of the Agreement by Interpharm, the following shall occur:

                  8.5.2.1 All future payment obligations to Tris shall terminate immediately, other than the obligation to pay any amounts that were due and owing prior to the date of termination;

                  8.5.2.2 Interpharm shall have the unrestricted right to manufacture and sell the Products in the Territory on a royalty-free basis.

            8.5.3 Expiration or termination of this Agreement shall not relieve the Parties of any obligation, including any payment obligation, accruing prior to such expiration or termination. .

            8.5.4 Within thirty (30) days following the expiration or termination of this Agreement, the non-terminating Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 Indemnification.

            9.1.1 Tris Indemnification. Tris agrees to indemnify, defend and hold Interpharm harmless from and against any Losses resulting from or arising out of the execution by Tris of this Agreement, the performance or breach by Tris of its representations, warranties, covenants or obligations under this Agreement, failure by Tris to take any action required to be taken by it (and not by Interpharm) hereunder, at law or otherwise, or its negligence or willful misconduct in the performance of its obligations hereunder. Tris shall also indemnify Interpharm with respect to any Losses relating to a Product manufactured by a Second Source.

            9.1.2 Interpharm Indemnification. Interpharm agrees to indemnify, defend and hold Tris harmless from and against any Losses resulting from or arising out of (i) Interpharm's breach of its representations, warranties, covenants or obligations under this Agreement, (ii) any act of Interpharm or failure by Interpharm to take any action required to be taken by it (and not by Tris) hereunder, at law or otherwise, (iii) infringement on the intellectual property of a third party, or, subject to Tris's performance of Section 5.2,
(iv) any injuries caused by (a) the manufacture, storage, packaging, handling, marketing or distribution of a Product, or (b) the failure to warn of the risks associated with a Product; provided, however, that all of the indemnification obligations under this Section 9.1.2 shall not apply to any Product that is manufactured by the Second Source)

            9.1.3 A Party seeking indemnification ("Indemnified Party") shall notify, in writing, the other party ("Indemnifying Party") within fifteen (15) days from the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but, except as otherwise provided below in this Section 9.1, with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

            9.1.4 The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms thereof: (a) provide for the unconditional release of the Indemnified Party; (b) require the payment of compensatory monetary damages by Indemnifying Party only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnified Party of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnified Party shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnifying Party is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In addition, Interpharm shall not settle any Tris Infringement Claim with respect to which it has initiated prosecution without the written consent of Tris, which shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in this Agreement, Interpharm shall not be obligated to continue with any litigation or arbitration that it has initiated or has begun the defense of if, in its sole and absolute discretion, it believes that it is not advisable to continue with such litigation.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1. Independent Contractor. It is understood that each Party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the Parties. Neither Party shall have authority to conclude contracts or otherwise to act for or bind the other Party in any manner.

      10.2. Notices. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

      If to Tris, to it at:

      Tris Pharma, Inc.
      2033 Route 130, Suite D, Monmouth Junction, NJ 08852

      Attention: Ketan Mehta

      Phone: 732-940-2800; Fax: 732-940-2855

      If to Interpharm, to it at:

      Interpharm, Inc.
      75 Adams Avenue
      Hauppauge, New York, 11788
      Attention: Mr. Bob Sutaria
      Facsimile: (631) 952-9587
      with a copy to:

      Guzov Ofsink Flink, LLC
      600 Madison Avenue, 22nd Floor
      New York, New York  10022
      Facsimile: (212) 688-7273

      10.3. Assignment. Neither Party shall, without the prior written consent of the other Party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each Party may assign or transfer this Agreement to any affiliate or to any successor by merger of such Party, or upon a sale of all or substantially all of such Parties assets, provided that such assigning Party shall remain liable for its obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

      10.4. Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the Parties shall attempt to renegotiate such provision in good faith.

      10.5. Entire Agreement. This Agreement attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

      10.6. Amendment; Waiver. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Interpharm and Tris, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either Party to enforce, at any time, or for any period of time, any provision hereof or the failure of either Party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

      10.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

      10.8. Force Majeure.

            10.8.1 The obligations of the either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to any event or circumstances beyond the control and without the fault or negligence of that Party so affected (which circumstance is hereinafter referred to as "Force Majeure") including but not limited to accidents, perils of navigation, floods, fire, storms, earthquakes, lockouts, explosion, hostilities, war (whether declared or undeclared), civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government, illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions, strikes, lockouts, or other labor difficulty at the parties, or acts of God or other similar events beyond the reasonable control of Interpharm or Tris resulting in hindrance of the performance by either Party of its respective obligations hereunder.

            10.8.2 As soon as possible after being affected by a Force Majeure circumstance, the Party so affected shall furnish to the other party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes. In the event that a Force Majeure circumstance with respect to Interpharm is not resolved within ninety (90) days, Tris shall have the right to have the Product(s) which are adversely affected by the Force Majeure event manufactured by a Second Source and share the net profits relating to such Product(s) equally.

      10.9. Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

      10.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

      10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

      10.12 Arbitration. Only disputes arising under Sections 2.8.1.1, 3.1.4 or
4.4 of this Agreement shall be arbitrable. The Parties hereby agree that any other dispute arising under this Agreement shall not be submitted for arbitration and shall not be arbitrable.

      IN WITNESS WHEREOF, the parties have caused this Manufacturing and Supply Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                         INTERPHARM, INC.


                                       By:  /s/ Bob Sutaria
                                           -------------------------------------
                                           Bob Sutaria, President


                                       TRIS PHARMA, INC.


                                       By:  /s/ Katan Mehta
                                           -------------------------------------
                                           Ketan Mehta, CEO and President


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